PROSPECTUS SUPPLEMENT
(To Prospectus dated March 12, 1999)


                                  $500,000,000
                              Mobil Oil Corporation

                       Employee Stock Ownership Plan Trust

                                MEDIUM-TERM NOTES
                         GUARANTEED BY MOBIL CORPORATION

                             -----------------------


The Mobil Oil Corporation Employee Stock Ownership Plan Trust may offer from time to time Medium-Term Notes. The notes will be guaranteed by Mobil Corporation. The specific terms of any notes offered will be included in a pricing supplement. Unless the pricing supplement provides otherwise, the notes offered will have the following general terms:

o    The notes will mature in 9 months or more from the date of issue.

o The notes will bear interest at either a fixed or a floating rate. Floating rate interest will be based on:

     o    CD Rate
     o    Commercial Paper Rate
     o    Federal Funds Rate
     o    LIBOR
     o    Prime Rate
     o    Treasury Rate
     o    CMT Rate
     o Any other rate specified in the applicable pricing supplement.

o Fixed and floating rate interest will be paid on the dates stated in the applicable pricing supplement.

o The notes will be held either in global form by the Depository Trust Company or in definitive form by you as set forth in the applicable pricing supplement.

o The notes may not be redeemed by the ESOP Trust prior to maturity unless otherwise specified in the applicable pricing supplement.

o The notes will be denominated in U.S. dollars and have minimum denominations of $1,000 unless otherwise specified in the applicable pricing supplement.


                             -----------------------


                 Price to             Agents'
                  Public            Commissions         Proceeds to ESOP Trust
                  ------            -----------         ----------------------
Per Note....       100%            .125% - .875%                 100%
Total.......   $500,000,000    $625,000 - $4,375,000         $500,000,000


Mobil Corporation will pay the Agents' commissions.

This investment includes risk. See "Foreign Currency Risks" on page S-21.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and Warburg Dillon Read LLC will solicit offers to purchase the notes as agents for the ESOP Trust. The ESOP Trust may also sell notes to an agent acting as principal for its own account for resale to one or more investors. The agents have agreed to use their reasonable efforts to sell the notes.

                             -----------------------


MORGAN STANLEY DEAN WITTER

               GOLDMAN, SACHS & CO.

                    J.P. MORGAN & CO.

                         SALOMON SMITH BARNEY

                              WARBURG DILLON READ LLC


May 14, 1999

     You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any Pricing Supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement. We are offering to sell the Notes, and seeking offers to buy the Notes, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement is accurate only as of their respective dates, regardless of the time of their delivery or any sale of the Notes. In this Prospectus Supplement, the Mobil Oil Corporation Employee Stock Ownership Plan Trust is referred to as the "ESOP Trust," and its medium-term notes are referred to as the "Notes." Mobil Corporation is referred to as "Mobil".

                                   ----------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                              PROSPECTUS SUPPLEMENT

Important Currency Exchange Information.................................. S-2
Description of Notes..................................................... S-3
Foreign Currency Risks................................................... S-22
United States Federal Taxation........................................... S-23
Plan of Distribution..................................................... S-28
Validity of Notes........................................................ S-29


                                   PROSPECTUS

About This Prospectus........................................................2
Mobil Corporation............................................................3
Mobil Oil Corporation Employee Stock Ownership Plan Trust....................4
Where You Can Find More Information..........................................5
Use of Proceeds..............................................................6
Description of Securities....................................................7
Plan of Distribution........................................................13
Legal Opinions..............................................................13
Experts.....................................................................14

                                   ----------

                     IMPORTANT CURRENCY EXCHANGE INFORMATION

Purchasers are required to pay for the Notes in U.S. dollars, or in other currencies, as may be specified in the applicable Pricing Supplement (the "Specified Currency"), and payments of principal, premium, if any, and interest on the Notes will also be made in U.S. dollars, unless the applicable Pricing Supplement provides that such payments will be made in a Specified Currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made, payment of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes" and "Foreign Currency Risks."

     If the applicable Pricing Supplement provides for payments of principal of and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by the exchange rate agent appointed by the ESOP Trust and named in the applicable Pricing Supplement (the "Exchange Rate Agent"). The costs of such conversion will be borne by the holder of a Note through deductions from such payments.

     Reference herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.


                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus. The particular terms of the Notes sold pursuant to any Pricing Supplement will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note.

General

     The securities will be issued under an indenture, dated February 1, 1990, as amended or supplemented from time to time, among the ESOP Trust, Mobil and Continental Bank, National Association. U.S. Bank Trust National Association is the successor to Continental Bank, National Association and is now the trustee under the indenture (the "Indenture Trustee"). The Notes may be issued from time to time in an aggregate principal amount of up to $500,000,000 or the equivalent thereof in one or more foreign currencies, subject to reduction as a result of the sale by the ESOP Trust of other Debt Securities referred to in the accompanying Prospectus. For the purpose of this Prospectus Supplement, (i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in a foreign currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

     The Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Except as may be specified for Notes denominated in foreign currencies or as otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form. Unless otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in denominations of U.S. $1,000 or any greater amount which is an integral multiple of U.S. $1,000.

     Unless otherwise provided in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,00 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York city for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance.

     The Notes will be offered on a continuing basis, and each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Unless otherwise specified in the applicable Pricing Supplement, Notes will only be issued as Book-Entry Notes. Except as set forth below under "Global Securities," Book-Entry Notes will not be issuable as Certificated Notes. See "Book-Entry System" below.

     The Notes may be presented for payment of principal and interest, transfer of the Notes will be registrable and the Notes will be exchangeable at the corporate trust office of the Indenture Trustee; provided that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth below under "Global Securities." On the date hereof, the corporate trust office of the Indenture Trustee is located at Chicago, Illinois.

     The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto (unless such Note is to be sold at 100% of its principal amount), the interest rate or interest rate formula, maturity, currency or composite currency and principal amount and any other terms on which each Note will be issued.

     As described more fully in the Prospectus, Mobil will fully, unconditionally and irrevocably guarantee the due and punctual payment of the ESOP Trust's payment obligations under the Notes when and as the same become due and payable.

     As used herein, the following terms shall have the meanings set forth below:

     "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and (i) with respect to LIBOR Notes (as defined below), is also a London Banking Day, (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, Australian dollars or euro, in the principal financial center of the country of the Specified Currency, (iii) with respect to Notes denominated in Australian dollars, in Sydney and (iv) with respect to Notes denominated in euro, any date on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

     An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable. Such Interest Payment Date shall be specified in the applicable Pricing Supplement.

     "London Banking Day" means any day on which dealings in deposits in the U.S. dollars are transacted in the London interbank market.

     "Original Issue Discount Note" means (i) any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture and (ii) any other Note which for United States federal income tax purposes would be considered an original issue discount security.

     The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

Payment Currency

     If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. See "Foreign Currency Risks."

     If the applicable Pricing Supplement provides for payments of interest and principal on a non-U.S. dollar denominated Note to be made, at the option of the holder of such Note, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent unless the Exchange Rate Agent is the applicable Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

     Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the ESOP Trust for making payments thereof (or to Mobil for making payments pursuant to the Guaranties) due to the imposition of exchange controls or other circumstances beyond the control of the ESOP Trust or Mobil (as applicable) or is no longer used by the government of the country issuing the currency or for the settlement of transactions by public institutions within the international banking community, then the ESOP Trust or Mobil (as applicable) will be entitled to satisfy its obligations to holders of the Notes by making the payments in U.S. dollars on the basis of the Market Exchange Rate on the date of the payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date.

Interest and Principal Payments

     Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement. See "United States Federal Taxation-- Original Issue Discount Notes" below.

     U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the ESOP Trust, or by Mobil pursuant to the Guaranty prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. U.S. dollar payments of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depository, as holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of $10,000,000 (or the equivalent) or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent, provided such request is received not later than 15 calendar days prior to the applicable Interest Payment Date.

     Unless otherwise specified in the applicable Pricing Supplement or unless alternative arrangements are made, payments of principal, premium, if any, and interest on notes in a Specified Currency other than U.S. dollars will be made by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States if the holder of such Notes provides the Paying Agent with the appropriate wire transfer instructions not later than 15 calendar days prior to the applicable payment date. If such wire transfer instructions are not so provided, payments of interest on such Notes (other than interest payable at maturity or on any redemption or repayment date) will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register.

     Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant rate. See "United States Federal Taxation--Original Issue Discount Notes" below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Securities--Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

Fixed Rate Notes

     Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "Extension of Maturity," until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on the last calendar day of each February and August and at maturity or upon any earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on the last calendar day of February, May, August and November or semiannually on the last calendar day of each February and August, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

     If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity date (or date of redemption or repayment) of any Fixed Rate Note falls on a day that is not a Business Day, the payment of interest and principal (and premium, if any) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

     Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be.

Floating Rate Notes

     Each Note bearing interest at a floating rate (a "Floating Rate Note") will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate (a "CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate

Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be:

          o in the case of Floating Rate Notes which reset daily, each Business Day;

          o in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week;

          o in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below;

          o in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month;

          o in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December;

          o in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and

          o in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement.

     The interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate"). Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable:

          o in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement;

          o in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December;

          o in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and

          o in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement.

     If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

      Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes (except Floating Rate Notes on which interest is reset daily or weekly) shall be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid to, but excluding, the Interest Payment Date or maturity date or date of redemption or repayment. In the case of a Floating Rate Note on which interest is reset daily or weekly, interest payments shall be, unless otherwise specified in the applicable Pricing Supplement, the amount of interest accrued from the date of issue or from the last date to which interest has been paid, as the case may be, to and including the Record Date immediately preceding such Interest Payment Date, except that at maturity or earlier redemption or repayment, the interest payable will include interest accrued to, but excluding, the maturity, redemption or repayment date, as the case may be.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one- millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest
Rate).

     The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     Interest rates will be determined by the Calculation Agent as follows:

     CD Rate Notes

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note (a "CD Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD Rate cannot be determined as described above:

          o If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the Calculation Date, the CD Rate will be the rate on such CD Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication ("H.15 Daily Update"), for the day in respect of certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement under the caption "CDs (Secondary Market)."

          o If such rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in the denomination of $5,000,000.

          o If the dealers selected by the Calculation Agent are not quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such CD Interest Determination Date.

     Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Interest Determination Date"), the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper--Nonfinancial."

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

          o If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published in the H.15 Daily Update under the heading "Commercial Paper--Nonfinancial."

          o If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or the H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates of 11:00 a.m., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in New York City selected by the Calculation Agent for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond is "AA," or the equivalent, from a nationally recognized statistical rating agency.

          o If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will remain the Commercial Paper Rate then in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" will be a yield calculated in accordance with the following formula:

                                            D X 360
          Money Market Yield = 100 X  -------------------
                                         360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Federal Funds Rate Notes

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Interest Determination Date"), the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

          o If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in the H.15 Daily Update under the heading "Federal Funds/(Effective)."

          o If such rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent prior to 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date.

          o If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will remain the Federal Funds Rate then in effect on such Federal Funds Interest Determination Date.

     LIBOR Notes

     LIBOR Notes will bear interest at the interest rates (calculated with reference to the London interbank offered rate ("LIBOR") and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, LIBOR for each Interest Determination Date will be determined by the Calculation Agent as follows:

          o As of the Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appears on such Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described below.

          o With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index

              Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following such Interest Determination Date (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which such LIBOR is being determined shall be the Initial Interest Rate).

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified. If the U.S. dollar is the Index Currency, LIBOR will be determined as if Page 3750 had been specified. "Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purposes of displaying London interbank offered rates for U.S. dollar deposits).

     Prime Rate Notes

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note (a "Prime Interest Determination Date"), the rate on such date as published in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the Prime Rate cannot be determined as described above:

          o If the rate if not published prior to 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Prime Interest Determination Date as published in
              H.15 Daily Update opposite the caption "Bank Prime Loan."

          o If the rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Interest Determination Date.

          o If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for the Prime Interest Determination Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent.

          o If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Calculation Agent will determine the Prime Rate on the basis of the rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates.

          o If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Prime Interest Determination Date.

     "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Interest Determination Date"), the rate applicable to the auction held on such date of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate appears on either the Telerate Page 56 or the Telerate Page 57 under the heading "INVESTMENT RATE."

     The following procedures will be followed if the Treasury Rate cannot be determined as described above:

          o If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the Treasury Rate will be the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High".

          o If the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the related Calculation Date, the Treasury Rate will be the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury.

          o In the event that the rate referred to in the second bullet point is not announced by the United States Department of the Treasury by 3:00 p.m., New York City time, on the related Calculation Date, the Treasury Rate will be the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market".

          o If the rate referred to in the third bullet point is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the Treasury Rate will be the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market".

          o If the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the Treasury Rate will be the rate on the applicable Interest Determination Date calculated by the Calculation Agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

          o If the dealers selected by the Calculation Agent are not quoting as mentioned in the sixth bullet point, the rate for the immediately preceding Interest Reset Period, or, if there was no reset period, the rate of interest payable will be the Initial Interest Rate.

     The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                                 D x N
                    Bond Equivalent Yield = -----------------
                                              360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     CMT Rate Notes

     CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note (a "CMT Interest Determination Date"), the rate displayed on the Designated
CMT Telerate page (as defined below) under the caption "..... Treasury Constant
Maturities ... Federal Reserve Board Release H.15 ... Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index (as defined below) for:

     (i) If the Designated CMT Telerate page is 7051, the rate on such CMT Interest Determination Date; and

     (ii) If the Designated CMT Telerate page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT interest Determination Date occurs.

     The following procedures will be used if the CMT Rate cannot be determined as described above:

          o If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such Treasury Constant Maturity rate for the Designated CMT Maturity index as published in the relevant H.15 (519).

          o If that rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such Treasury Constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity index) for the CMT Interest Determination Date with respect to such interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15 (519).

          o if such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent as described in the following sentence. The Calculation Agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

          o If the Calculation Agent cannot obtain three such Treasury notes quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in the City of New York (selected using the same method described above), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT maturity index and a remaining term to maturity closest to the Designated CMT Maturity index and in an amount of at least $100,000,000.

          o If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

          o If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date.

     If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Telerate (or any successor service) on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant maturities as reported in H.15 (519)), for the purpose of displaying Treasury Constant maturities as reported in H.15 (519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

Renewable Notes

     The ESOP Trust may also issue from time to time variable rate renewable notes (the "Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Renewable Notes and in the applicable Pricing Supplement.

     The Renewable Notes will mature on an Interest Payment Date as specified in the applicable Pricing Supplement (the "Initial Maturity Date"), unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the Interest Payment Dates (each such Interest Payment Date, an "Election Date"), the maturity of the Renewable Notes will be extended to the Interest Payment Date occurring twelve months after such Election Date, unless the holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent not less than nor more than a number of days to be specified in the applicable Pricing Supplement prior to such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date (as hereafter defined), as specified in the applicable Pricing Supplement. If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the holder made such election.

     An election to terminate the automatic extension of maturity may be revoked as to any portion of the Renewable Notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, a revocation may not be made during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

     An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon such subsequent holder.

      The Renewable Notes may be redeemed in whole or in part at the option of the ESOP Trust on the Interest Payment Dates in each year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price of 100% of the principal amount of the Renewable Notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 180 days and not more than 210 days prior to the date fixed for redemption.

     Renewable Notes may also be issued, from time to time, with the Spread or Spread Multiplier to be reset by a remarketing agent in remarketing procedures (the "Remarketing Procedures") to be specified in such Renewable Notes and in the applicable Pricing Supplement. A description of the Remarketing Procedures, the terms of the remarketing agreement among the ESOP Trust, Mobil and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the Remarketing Procedures will be set forth in the applicable Pricing Supplement.

Indexed Notes

     The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date more than nine months from the date of original issue (the "Stated Maturity") and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax considerations will be described in the applicable Pricing Supplement.

Extension of Maturity

     The Pricing Supplement relating to each Fixed Rate Note (other than an Amortizing Note) will indicate whether the ESOP Trust has the option to extend the maturity of such Fixed Rate Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the ESOP Trust has such option with respect to any such Fixed Rate Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

     The ESOP Trust may exercise such option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, by first class mail, postage prepaid, setting forth
(a) the election of the ESOP Trust to extend the maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period (which, in the case of a Floating Rate Note, will be calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any); and
(d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 10:00 a.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), the ESOP Trust may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate for the Extension Period by causing the Paying Agent to send notice of such higher interest rate to the holder of such Note by first class mail, postage prepaid, or by such other means as shall be agreed between the ESOP Trust and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate for the Extension Period, whether or not tendered for repayment.

     If the ESOP Trust elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to require the ESOP Trust to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date, unless such
Note is an Original Issue Discount Note, in which case the Pricing Supplement will specify the amount payable upon such repayment. In order for an Extendible Note to be repaid on such Maturity Date, the holder thereof must follow the procedures set forth below under "Repayment at the Noteholders' Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 p.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 p.m., New York City time, on the immediately succeeding Business Day).

Book-Entry System

     Upon issuance, all Book-Entry Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Book-Entry Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository"), and registered in the name of a nominee of the Depository. Certificates Notes will not be exchangeable for Book-Entry Notes, except under the circumstances described below under "Global Securities." Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

     A further description of the Depository's procedures with respect to Global Securities representing Book-Entry Notes is set forth below under "Global Securities--Global Debt Securities." The Depository has confirmed to the ESOP Trust, Mobil, each of the Agent and the Indenture Trustee that it intends to follow such procedures.

Global Securities

     Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security ("participants") or persons that may hold interest through participants. Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by such Global Security beneficially owned by such participants. the accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Notes. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) and on the records of participants with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The ESOP Trust understands that under existing industry practices, if the ESOP Trust requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on Notes represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the ESOP Trust, Mobil, the Indenture Trustee or any of their agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The ESOP Trust expects that the Depositary for any Notes represented by a Global Security, upon receipt of any payment of principal, premium or interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depositary. The ESOP Trust also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the Depositary for any Notes represented by a Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the ESOP Trust within 90 days, the ESOP Trust will issue Notes in definitive form in exchange for such Global Security. In addition, the ESOP Trust may at any time and in its sole discretion determine not to have any of the Notes represented by one or more Global Securities and, in representing such Notes. Any Notes issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Security.

Optional Redemption

     The Pricing Supplement will indicate either that the Notes cannot be redeemed prior to maturity or will indicate the terms on which the Notes will be redeemable at the option of the ESOP Trust.

     If the applicable Pricing Supplement indicates that the Notes are subject to redemption upon payment of a make- whole premium, the Notes will be subject to redemption, at any time, in whole or in part, at the option of the ESOP Trust, at a redemption price equal to the greater of (i) 100% of the principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the number of basis points specified in the applicable Pricing Supplement, plus accrued and unpaid interest on the principal amount being redeemed on such redemption date.

     "Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected and designated to the ESOP Trust in writing by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Independent Investment Banker" means one of the Reference Treasury Dealers (or, if no such firm is willing and able to select the Comparable Treasury Issue, an independent investment banking institution of national standing) appointed by the Indenture Trustee after consultation with the ESOP Trust.

     "Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Indenture Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Indenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Indenture Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and Warburg Dillon Read LLC and another Primary Treasury Dealer (as defined herein) chosen by the ESOP Trust, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the ESOP Trust shall substitute therefor another Primary Treasury Dealer.

     Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

     If less than all the Notes are to be redeemed, the Indenture Trustee will select Notes for redemption pro rata or by lot or by such other method as the Indenture Trustee shall deem fair and appropriate. If any note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued.

Repayment at the Noteholders' Option; Repurchase

     If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note is an Original Issue Discount Note, in which case the Pricing Supplement will specify the amount payable upon such repayment.

     In order for such a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed, or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an Authorized Denomination.

     If a Note is represented by a Global Security, the Depository's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depository's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depository of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers, and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depository.

     The ESOP Trust and Mobil may purchase Notes at any price in the open market or otherwise. Notes so purchased by the ESOP Trust may, at the discretion of the ESOP Trust and Mobil, be held or resold or surrendered to the relevant Trustee for cancellation.


                             FOREIGN CURRENCY RISKS

     This Prospectus Supplement and any applicable Pricing Supplement do not describe all of the possible risks of an investment in notes whose payment will be made in, or affected by the value of, a foreign currency. You should not invest in the Notes if you are not knowledgeable about foreign currency transactions. You should consult your own financial and legal advisors about the risks because the risks may change from time to time.

     We are providing the following information for the benefit of U.S.
residents.



Exchange Rates and Exchange Controls

     A Note denominated in, or affected by the value of, a currency other than U.S. dollars has additional risks that do not exist for U.S. dollar denominated Notes. The most important risks are:

           o possible changes in exchange rates between the U.S. dollar and the other currency after the issuance of the Note; and

           o changes in foreign exchange controls by either the U.S. government or foreign governments.

     The risks generally depend on economic and political events over which the ESOP Trust and Mobil have no control. Exchange rates have fluctuated greatly in recent years and are likely to continue to fluctuate. These fluctuations are caused by economic forces as well as political factors. However, you cannot predict future fluctuations based on past exchange rates. If the foreign currency decreases in value relative to the U.S. dollar, the yield on a note denominated in a Foreign Currency for a U.S. investor will be less than the coupon rate and you may lose money at maturity or if you sell the note.

     Governments often impose exchange controls which can affect exchange rates or the availability of the foreign currency to make payments of principal and interest on the Notes. If the specified foreign currency is not available, the Company would make the required payments in U.S. dollars on the basis of the market exchange rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the market exchange rate as of a recent date. See "Description of Notes -- Payment Currency".

Foreign Currency Judgements

     The Indenture and the Notes are governed by New York State law. If you bring a lawsuit in a New York State court or in a Federal court located in New York State for payment of a note denominated in a Foreign Currency, the court would award a judgment in the foreign currency and convert the judgment into U.S. dollars on the date of the judgment. U.S. courts located outside New York State would probably award a judgment in U.S. dollars but it is unclear what rate of exchange they would use.


                         UNITED STATES FEDERAL TAXATION

     In the opinion of Ralph N. Johanson, Jr., Managing Counsel, Corporate, Finance and Securities of Mobil, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Notes to Untied States Holders (as defined below) who are initial holders purchasing the Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including certain regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding Notes in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens. Certain additional tax consequences of holding Indexed Notes, Extendible Notes, and Renewable Notes will be described in the applicable Pricing Supplement. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. As used herein, the term "United States Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Tax Consequences to United States Holders

     Payment of Interest. Interest paid on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of such Note and will be taxed in the manner described below under "Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes (as defined below) and Notes denominated in a single Specified Currency other than the U.S. dollar ("Foreign Currency Notes") are described under "Original Issue Discount Notes" and "Foreign Currency Notes" below.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement not including any amount attributable to unpaid qualified stated interest (as defined below) accrued between interest payment dates, which will be includible in income as interest in accordance with the Holder's method of tax accounting and such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amounts of any original issue discount previously included in income by the Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the Holder and, in the case of an Original Issue Discount Note (as defined below), by the amounts of any other payments that do not constitute qualified stated interest (as defined below).

     Subject to the discussion under "Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except, in the case of a short-term Original Issue Discount Note (as defined below), to the extent of any original issue discount not previously included in the United States Holder's taxable income), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. See "Original Issue Discount Notes" below. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income, or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. A special rule regarding the treatment of gain realized with respect to certain short-term Original Issue Discount Notes is described under "Original Issue Discount Notes" below.

     Original Issue Discount Notes. A Note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "Original Issue Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold. The stated redemption price at maturity of a Note will equal the sum of all payment provided by the Note other than payments of "qualified stated interest". The OID Regulations provide that qualified stated interest is stated interest unconditionally payable as a series of payment in cash or property (other than a debt instrument of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate. In addition, Floating Rate Notes providing for one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate will have qualified stated interest if interest is unconditionally payable at least annually during the term of the Note at a single qualified floating rate or a single objective rate. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of less than 1 year followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of 1 percent of each other. The CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate and the Treasury Rate each constitute a qualified floating rate. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a qualified floating rate or (iii) a Spread Multiplier. Prospective United States Holders of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisers with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the Note. Special rules may apply if a

Floating Rate Note bears interest at an objective rate and it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

     If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have original issue discount. Holders of Notes with a de minimis amount of original issue discount will include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

     United States Holders of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting for federal income tax purposes. United States Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, United States Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note". In general, a cash method United States Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. Holders who make such an election, Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

     Under the OID Regulations, a Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrued on the Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest as adjusted by any amortizable bond premium or acquisition premium) by using the constant yield method.

     Certain of the Original Issue Discount Notes (as will be indicated by the applicable Pricing Supplement) may be redeemed prior to maturity. Original Issue Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Original Issue Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

     The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the applicable Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

     Amortizable Bond Premium. If a United States Holder purchases a Note for an amount that is greater than the amount payable at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the term of the Note (where such Note is not optionally redeemable prior to its maturity date). If such Note may be optionally redeemed prior to maturity after the Holder has acquired it, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period of earlier redemption date, with reference to the amount payable on the earlier redemption date. A United States Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the U.S. Holder's income with respect to the Note in that accrual period. Under recently promulgated regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such an accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder's prior interest inclusions on the Note. Any excess is generally carried forward and allocable to the next accrual period. A Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired and may be revoked only with the consent of the Internal Revenue Service.

     If a Holder makes a Constant Yield Election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

     Foreign Currency Notes. A United States Holder who used the cash method of accounting and who receives a payment of interest in a foreign currency with respect to a Foreign Currency Note (other than an Original Issue Discount Note on which original issue discount is accrued on a current basis (except to the extent any qualified stated interest is received), will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States Holder's tax basis in the foreign currency. A cash method Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

     To the extent the above paragraph is not applicable, a United States Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount but reduced by amortizable bond premium to the extent applicable) that is required to be accrued with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans tow taxable years, at the average rate for the partial period within the taxable year. Such United States Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A United States Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     Original issue discount and amortizable bond premium of a Foreign Currency Note are to be determined in the relevant foreign currency. Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates generally will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States Holder acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the Holder or the "qualified business unit" of the Holder on whose books the Note is properly reflected. Any gain or loss realized by such a Holder in excess of such foreign currency gain or loss will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's income).

     A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchases and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

     Backup Withholding and Information Reporting. Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payment of principal, premium and interest (including the accrual of original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that is has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholdings for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholdings and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.


                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the ESOP Trust through the Agents, who have agreed to use reasonable efforts to solicit offers to purchase Notes. Mobil, on behalf of the ESOP Trust, will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The ESOP Trust will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .875% of the principal amount of Notes to be sold. Mobil agrees (i) to contribute to the ESOP Trust the amounts to be used by the ESOP Trust to pay such commissions and (ii) to pay such commissions to the extent not paid by the ESOP Trust. Mobil, on behalf of the ESOP Trust, may accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms (including commission rates) as the Agents have agreed to. In addition, the ESOP Trust may appoint additional agents to solicit sales of the Notes; provided that any such solicitation and sale of the Notes shall be on the same terms and conditions as the Agents have agreed to. The ESOP Trust or Mobil may also sell Notes directly to investors on the ESOP Trust's behalf. In the case of sales made directly by either of them, no commission will be payable.

     The ESOP Trust may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the ESOP Trust. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     An Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). Mobil and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. Mobil has also agreed to reimburse the Agents for certain expenses.

     The ESOP Trust does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     Concurrently with the offering of Notes through the Agents as described herein, the ESOP Trust may issue other Debt Securities pursuant to the Indenture referred to herein.

     The Agents and/or certain of their affiliates may engage in transactions with and perform services for Mobil and certain of its affiliates in the ordinary course of business.


                                VALIDITY OF NOTES

     The validity of the Notes will be passed upon for Mobil by Ralph N. Johanson, Jr., Managing Counsel, Corporate, Finance and Securities of Mobil, or such other attorney of Mobil as Mobil may designate. Certain legal matters relating to the Notes will be passed upon for the Agents by Davis Polk and Wardwell. Davis Polk and Wardwell, from time to time, acts as counsel to Mobil.

PROSPECTUS


                              MOBIL OIL CORPORATION
                          EMPLOYEE STOCK OWNERSHIP PLAN
                                      TRUST


                                  $500,000,000
                                 DEBT SECURITIES


                                  GUARANTEED BY
                                MOBIL CORPORATION



         This prospectus provides you with a general description of the securities we may offer. We will provide specific terms of these securities in supplements to this prospectus.


                                 --------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 --------------










                  The date of this Prospectus is March 12, 1999

                                TABLE OF CONTENTS


About This Prospectus.........................................................2

Mobil Corporation.............................................................3

Mobil Oil Corporation Employee Stock Ownership Plan Trust.....................4

Where You Can Find More Information...........................................5

Use of Proceeds...............................................................6

Description of Securities.....................................................7

Plan of Distribution.........................................................13

Legal Opinions...............................................................13

Experts......................................................................14


                        ---------------------------------


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

                                MOBIL CORPORATION

General

         Mobil, the guarantor of the debt securities, was incorporated in the State of Delaware in March 1976 and operates primarily as a holding company. Its principal executive offices are located at 3225 Gallows Road, Fairfax, VA 22037-0001 (Telephone (703) 846-3000).

         Mobil's principal business, which is conducted primarily through wholly owned subsidiaries, is in the U.S. and international energy industries. It has many affiliates throughout the world -- separately incorporated and independently operated -- that are engaged in petroleum operations. Mobil is also involved in chemicals. Mobil, through its consolidated subsidiaries, has business interests in about 140 countries and employed approximately 42,700 people worldwide at December 31, 1997.

         Mobil Oil Corporation is a wholly-owned direct subsidiary of Mobil Corporation and is Mobil's principal operating subsidiary in the United States.

Ratio of Earnings to Fixed Charges

Mobil's ratios of earnings to fixed charges (unaudited) are as follows:

                                                 Year Ended December 31,
                                        --------------------------------------
                                        1993     1994    1995     1996    1997
                                        ----     ----    ----     ----    ----

Mobil Corporation.....................  5.7(a)    5.3     5.9      7.8     8.1
-----------
(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.

         These computations include Mobil, its consolidated subsidiaries and companies accounted for using the equity method. We determine "earnings" by
         (a) adding "total fixed charges", which excludes capitalized interest, to earnings from continuing operations before income taxes;
         (b) subtracting from the total in (a) above the equity in undistributed earnings; and
         (c) adding back losses of companies that we accounted for using the equity methods.


         "Total fixed charges" consist of:
          o    interest on all indebtedness;
          o    amortization of debt discount or premium;
          o    capitalized interest; and
          o    an interest factor attributable to rents.

Fixed Charges exclude interest expense attributable to debt issued by the ESOP Trust and guaranteed by Mobil. The amounts excluded were:

                     1993      1994     1995      1996      1997
                     ----      ----     ----      ----      ----
                                    (in millions)
                      $31      $37       $28       $24       $29



            MOBIL OIL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST

         The ESOP Trust, the issuer of the securities, is part of the Employee Savings Plan of Mobil Oil Corporation. The Savings Plan provides eligible employees of Mobil and its participating subsidiaries with an equity interest in Mobil. Banker's Trust Company is the trustee of the ESOP Trust and holds the assets of the ESOP in trust for the benefit of participants in the ESOP.

         The ESOP's assets are invested in shares of convertible preferred stock of Mobil. These shares were acquired from Mobil in 1989 for approximately $800 million with the proceeds of a bank loan. In 1990, the ESOP Trust refinanced the bank loan with the proceeds received from the issuance of $800,000,000 9.17% sinking fund debentures due 2000. The sinking fund debentures are guaranteed by Mobil. The ESOP allocates shares of preferred stock to its participants as a percentage of their salary and for reinvestment of dividends on previously allocated shares. As of January 31, 1999 the assets of the ESOP Trust consisted principally of 164,354 shares of preferred stock, of which 88,972 shares have been allocated to participants' accounts.

         Since the dividends paid on the preferred stock may not be sufficient for the ESOP Trust to make payments of principal and interest on its outstanding debt when due, the indenture relating to the securities provides that Mobil will make additional cash contributions to the ESOP Trust so that the ESOP Trust can make principal and interest payments on the securities when due. Holders of the securities will have extremely limited recourse against the ESOP Trust and should not rely on the ESOP Trust in making any decision to purchase the securities. Instead, Mobil will unconditionally guarantee the ESOP Trust's obligations to pay principal and interest on the debt securities. In addition, in the event the ESOP Trust is terminated by Mobil, Mobil will directly assume the obligation to pay principal and interest on the securities and the other obligations of ESOP Trust under the indenture.

The Preferred Stock

         Although you should rely primarily on Mobil's guarantee of the ESOP Trust's obligations to pay principal and interest on the debt securities when you make your investment decision, we have included the following description of the preferred stock since you may be able to have recourse to it. See "Description of Securities ---- Limited Recourse". We have also filed a copy of the Certificate of Designation, Preferences and Rights of Series B ESOP Convertible Preferred

Stock, which we filed with the Secretary of State of the State of Delaware on November 22, 1989, with the SEC as an exhibit to our registration statement on Form S-3 (File No. 33-32651).

     o Only the ESOP Trustee or other similar trustee may hold the preferred stock. Any time the preferred stock is transferred by any trustee, the preferred stock automatically converts into Mobil common stock.

     o Each share of the preferred stock is convertible into 100 shares of Mobil common stock at a conversion price of $38.875 per share of common stock.

     o   Each share of preferred stock has a liquidation price of $3,887.50.

     o The conversion price and liquidation price automatically adjust to prevent dilution if Mobil issues additional common stock in connection with a stock split or stock dividend or at prices less than the current market value.

     o The preferred stock ranks higher than Mobil's Series A Junior Participating Preferred Stock, the only other series of preferred stock currently authorized.

The Outstanding Debt Securities

         In addition to the outstanding sinking fund debentures, the ESOP Trust filed a registration statement in 1990 with the SEC pursuant to which the ESOP Trust proposed to offer up to $300,000,000 debt securities guaranteed by Mobil. The ESOP Trust has used that registration statement to issue $275,000,000 of medium-term notes from time to time to refinance the sinking fund debentures. On February 4, 1999, the ESOP Trust entered into a commercial paper program pursuant to which the ESOP Trust may issue up to $500,000,000 of private placed commercial paper notes. On March 1, 1999, the ESOP Trust issued $118,000,000 of commercial paper to refinance a portion of the sinking fund debentures and three medium-term notes. As of the date of this prospectus, $205,000,000 of medium-term notes, $132,700,000 of sinking fund debentures and $118,000,000 of commercial paper notes are outstanding. The medium-term notes, the sinking fund debentures and the commercial paper rank equally with the debt securities being offered with this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         Mobil files annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the public reference facilities of the SEC, in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. You can access these materials electronically by means of the SEC's home page on the Internet (http:\\www.sec.gov). You can also inspect these materials at the New York Stock Exchange. You can obtain copies from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Mobil Savings Plan files an annual report with the SEC which contains information with respect to the ESOP Trust.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the following documents which have been filed by Mobil with the SEC (File No. 1-7555):

     o   Mobil's Annual Report on Form 10-K for the year ended
         December 31, 1997;

     o Mobil's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

     o Mobil's Current Reports on Form 8-K filed on January 28, February 4, April 9, April 22, July 22, October 28, November 27, December 2, 1998 and January 27, 1999.

         We also incorporate by reference the following document which has been filed by the Savings Plan with the SEC (File No. 33-18130):

     o The Savings Plan's Annual Report on Form 11-K for the fiscal year ended January 31, 1998.

         We also incorporate by reference all documents filed by Mobil, the ESOP Trust or the Savings Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the debt securities from the date those documents are filed with the SEC.

         You may obtain copies of these documents without charge from the Secretary of Mobil, 3225 Gallows Road, Fairfax, VA 22037-0001 (telephone number
(703) 846-3000). Copies of the above Mobil documents may also be accessed electronically on Mobil's home page on the Internet (http:\\www.mobil.com).

                                 USE OF PROCEEDS

         The ESOP Trust will use the proceeds of the sale of any of the debt securities to refinance its debt. Sale proceeds may be held in cash or invested in cash equivalents until the proceeds are used to refinance other debt.

                            DESCRIPTION OF SECURITIES


         The securities will be issued under an indenture, dated February 1, 1990, among the ESOP Trust, Mobil and Continental Bank, National Association, as trustee. We have described the material provisions of the indenture below. The indenture has been incorporated by reference as an exhibit to this registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers in the indenture so that you can easily locate those provisions.

Terms of the Securities

         The debt securities will rank equally with all of the ESOP Trust's other unsecured and unsubordinated debt. The indenture does not limit the amount of debt the ESOP Trust may issue under the indenture or otherwise. The prospectus supplement, including any pricing supplement, will set forth some or all of the following terms of any series of any debt securities:

     o    the title of the debt securities;

     o    the total principal amount of the debt securities;

     o the date or dates on which the ESOP Trust will pay the principal on the debt securities;

     o the interest rate at which the debt securities will bear interest or that the securities are non-interest bearing original issue discount securities;

     o the dates from which interest will accrue and on which the interest will be payable;

     o the record date for the interest payable on any interest payment date;

     o the basis upon which the interest will be calculated if other than a 360-day year of twelve 30-day months;

     o the method of payment for the principal of and interest on the debt securities;

     o any provisions that would obligate us to repurchase or otherwise redeem the securities;

     o any payments due if the maturity of the debt securities is accelerated;

     o any index used to determine the amount of payments of principal of and interest on the debt securities; and

     o any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series. (Sections 2.01 and 2.02.)

         The ESOP Trust may issue and sell securities to investors at a discount from their principal amount. The IRS may deem these discount securities as "original issue discount securities" for United States federal income tax purposes. The prospectus supplement will describe any special federal income tax, accounting or other considerations relating to an investment in discount securities, including the amount that would be payable by the ESOP Trust or Mobil if the holders were to accelerate the maturity of the discount securities upon an event of default.

Guaranty

          Mobil will fully and unconditionally guarantee the payment of principal and interest on the securities. Under the guaranties Mobil waives the right to require any holder of securities to proceed first against the ESOP Trust. The guaranties will not be affected by any legal prohibition that may prevent the ESOP Trust from making payments in respect of the securities.

         The guaranties will be unsecured obligations of Mobil and will rank equally with all other unsecured and unsubordinated obligations of Mobil. Mobil will have limited rights of subrogation in the event of payment under the guaranties. (Section 2.15.)

Forms of the Securities

         The securities will be issued in fully registered form and, unless otherwise indicated in the prospectus supplement, will be issued in denominations of $1,000 and integral multiples thereof. The securities may also be issued pursuant to a book-entry system. If securities are issued pursuant to a book-entry system, the securities will be deposited with a depositary which will be named in the prospectus supplement and you will not receive a certificate registered in your name representing your securities.

Transfer and Exchange of the Securities

         If you receive a certificate representing your securities, you may transfer those securities by surrendering the certificate to the indenture trustee or any other transfer agent the ESOP Trust appoints. The transfer agent will then register the securities in the name of your transferee and deliver a new certificate to that person. You may also exchange your certificate for other certificates in authorized denominations. You should refer to the prospectus supplement or pricing supplement for the record dates for interest payments, since interest will be paid to the person in whose name the securities were registered on the record date, even if the securities were transferred or exchanged subsequently. (Section 2.08.)

Covenants

         The ESOP Trust has agreed to pay the principal of and interest on the securities on the dates and in the manner provided in the indenture. (Section 4.01.)

         Mobil has agreed to file with the indenture trustee copies of the annual reports and information, documents and other reports which Mobil or the ESOP Trust may be required to file with the SEC or comparable information if Mobil is not required to file this information, documents and reports. (Section 4.02.)

         In addition, Mobil has agreed to make, or cause one of its subsidiaries to make, cash contributions to the ESOP Trust on or prior to each date on which payment of principal of or interest on the securities is due in amounts which, together with any other assets available for payment, will be sufficient to timely make principal or interest payments. This covenant is subject to the following exceptions:

     o if Mobil Oil terminates, modifies or amends the Savings Plan, the ESOP or the ESOP Trust; or

     o if a contribution by Mobil is inconsistent with the requirements of ERISA or the Internal Revenue Code.

If Mobil cannot or does not make these cash contributions to the ESOP Trust, the obligations of Mobil pursuant to the guaranties shall continue in full force and effect as described under "Guaranty" above. (Section 4.03.)

Successors

         Neither the ESOP Trust nor Mobil may merge into any other entity, or transfer or lease substantially all of its assets to another entity unless:

     o the successor entity assumes all the obligations of its predecessor under the indenture and the debt securities or the guaranties, as the case may be; and

     o as a result of the transaction, no event of default will have occurred and be continuing; and,

     o as to Mobil, its successor shall be a United States corporation. (Section 5.01 and 5.02.)

Mobil or one of its a subsidiaries may assume the payment of the principal of and interest on all securities issued under the indenture and the performance of every covenant of the indenture on behalf of the ESOP Trust. Upon an assumption, Mobil or the applicable subsidiary shall have the same rights and obligations as the ESOP Trust under the indenture, and the ESOP Trust shall be released from its liability under the indenture. (Section 5.03.)

Discharge of Indenture

         The ESOP Trust and Mobil reserve the right to terminate their obligations under the indenture, the securities, the guaranties, or the securities of any series, including the guaranties for that series. In order to terminate their obligations, the ESOP Trust and/or Mobil must irrevocably deposit with the indenture trustee cash or U.S. government securities sufficient to

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pay, when due, the principal of and any interest on all the securities or all the securities of a series, as the case may be. The indenture trustee will apply the deposited money and the money from the U.S. government securities to the payment of principal of and interest on the securities of each series in respect of which the deposit was made.
(Sections 8.01 and 8.02.)

Events of Default

               The following events are examples of events of default with respect to the securities:

     o we fail to pay interest when due on any security of that series for 30 days;

     o   we fail to pay principal of any security of that series;

     o we fail to comply with any of our other agreements with respect to the securities of that series and the failure continues for 90 days after we receive notice; and

     o   events of bankruptcy or insolvency of Mobil;

A payment default with respect to one series is not a default with regard to any other series of securities issued pursuant to the indenture. (Section 6.01.)

          If an event of default occurs with respect to debt securities of any series and is continuing, the indenture trustee or the holders of at least 25% in principal amount of all of the outstanding securities of that series may declare the principal of, and any accrued interest on, all the securities of that series to be due and payable. Securities of all other series will not be affected. If the securities of a series are original issue discount securities, the terms of those securities will specify what portion of the principal amount may be declared due and payable. An acceleration will not be enforceable against the ESOP Trust or the assets thereof, but the limitation on enforceability will not prevent any holder from enforcing that holder's rights against Mobil under the guaranties, giving full effect to the acceleration. (Section 6.02.)

         Holders of securities may not enforce the indenture, the securities of any series or the guaranties except as provided in the indenture. (Section 6.06.) The indenture trustee may require indemnity satisfactory to it before it enforces the indenture, the securities or the guaranties. (Section 7.01(e).) Holders of a majority in principal amount of the securities of each series affected may direct the indenture trustee to use its trust powers with respect to securities of that series. However, the indenture trustee may refuse to follow any direction that conflicts with law or is unduly prejudicial to the holders of the securities. (Section 6.05.) The indenture trustee may withhold from holders of securities notice of any continuing default, except a default in payment of principal or interest, if it determines that withholding notice is in their interests. (Section 7.05.)

Amendment and Waiver

         The ESOP Trust, Mobil and the indenture trustee may modify the indenture and the securities with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the modification. The guaranties may be waived with the

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

consent of the holders of a majority in principal amount of outstanding securities of each series affected by a waiver. However, without the consent of each affected holder of securities, the ESOP Trust, Mobil and the indenture trustee may not:

     o reduce the amount of securities whose holders must consent to a modification;

     o reduce the interest rate or change the time for payment of interest on any security;

     o  reduce the principal of, or change the fixed maturity of, any security;

     o  waive a default in the payment of principal or interest; or

     o make any security payable in a currency other than that stated in the security. (Section 9.02.)


         The ESOP Trust, Mobil and the indenture trustee may be amend or supplement the indenture without the consent of any holder of securities:

     o to cure any ambiguity, defect or inconsistency in the indenture or in the securities of any series;

     o   to secure the securities;

     o to provide for the assumption of all the obligations of Mobil under the indenture and the guaranties in connection with a merger or transfer or lease of substantially all of Mobil's assets;

     o to provide for the assumption by Mobil or one of its subsidiaries of all obligations of the ESOP Trust under the securities and the indenture;

     o   to provide for the issuance of a series of securities;

     o to provide for uncertificated securities in addition to or in place of certificated securities;

     o to add to rights of holders of securities or surrender any right or power of the ESOP Trust or Mobil; or

     o to make any change that does not adversely affect the rights of any holder of securities. (Section 9.01.)


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


Limitations on Recourse

         Holders of the securities will have no recourse against the assets of the ESOP Trust, or any other assets related to the Savings Plan or the ESOP, except that the holders generally will have rights to payment out of the following assets of the ESOP Trust:

    o cash contributions made by Mobil or its subsidiaries to the ESOP Trust to enable it to meet its obligations under the securities and earnings attributable to the contributions; and

    o employer securities not allocated to the accounts of participants in the ESOP Trust, and earnings thereon, to the extent permitted by ERISA and the Internal Revenue Code.

         The Savings Plan includes both the ESOP Trust and other assets unrelated to and held separately from the ESOP Trust. Although the other assets will be reflected in the Savings Plan's annual financial statements, holders of securities will have no recourse against the other assets.

         The ESOP Trustee has executed the indenture and will execute the securities solely in its capacity as trustee under the trust agreement and with the agreement of Mobil. Neither the ESOP Trustee nor any director, officer, employee or stockholder of the ESOP Trustee or of Mobil nor any assets of the Savings Plan which are not part of the ESOP Trust shall have any liability for any obligation of the ESOP Trust or Mobil. Each holder of securities by accepting a security will be deemed to waive and release all of this liability.

         Notwithstanding the foregoing, the obligations of Mobil pursuant to the guaranties shall continue in full force and effect as described above.

         It is possible that the ESOP Trust may be prevented by the provisions of the Internal Revenue Code and ERISA from applying its assets to the repayment of securities. For example, an acceleration is not enforceable against the ESOP Trust or its assets, but this limitation does not prevent any holder from enforcing its rights against Mobil under the guaranties, giving full effect to the acceleration. (Section 6.02)

Concerning the Indenture Trustee

         U.S. Bank Trust National Association succeeded Continental Bank as the indenture trustee. Mobil and some of its affiliates maintain banking relationships in the ordinary course of business with the indenture trustee.

Governing Law

         The indenture, the securities and the guaranties will be governed by and construed in accordance with the laws of the State of New York.

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                              PLAN OF DISTRIBUTION


         The ESOP Trust may sell the securities directly to purchasers, through agents, dealers or underwriters or through a combination of any of these methods of sale.

         The ESOP Trust may distribute the securities from time to time in one or more transactions:

     o    at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to prevailing market prices; or

     o    at negotiated prices.

         Offers to purchase securities may be solicited directly by the ESOP Trust or its agents may solicit offers to purchase the securities from time to time. The prospectus supplement will include the name of any agent involved in the offer or sale of the securities, and any commissions payable by Mobil to that agent. If indicated in the prospectus supplement, agents of the ESOP Trust may also solicit offers from institutional investors to enter into contracts with the ESOP Trust to purchase securities from the ESOP Trust at a future date. Any such delayed delivery arrangements will be described in the prospectus supplement.

         If a dealer is used in the sale of the securities, the ESOP Trust will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

         If an underwriter or underwriters are used in the sale of the securities, the ESOP Trust and Mobil will enter into an underwriting agreement with that underwriter or underwriters at the time of sale to them and the names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities.

         The ESOP Trust and Mobil may enter into agreements to indemnify underwriters, dealers, agents and other persons against civil liabilities, including liabilities under the Securities Act.


                                 LEGAL OPINIONS

         Ralph N. Johanson, Jr., Managing Counsel, Corporate, Finance and Securities of Mobil, has issued an opinion on the legality of the securities and the guaranties. Mr. Johanson has an interest in Mobil securities.

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

         On behalf of dealers, underwriters or agents, Davis Polk & Wardwell will issue a legal opinion in connection with the offering of the securities and the guaranties.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited Mobil's consolidated financial statements included in Mobil's Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this registration statement by reference. Mobil's consolidated financial statements are incorporated by reference in reliance upon their report given upon the authority of the firm as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited the Savings Plan's financial statements included in the Savings Plan's Annual Report on Form 11-K for the fiscal year ended January 31, 1998, as set forth in their report, which is incorporated in this registration statement by reference. The Savings Plan's financial statements are incorporated by reference in reliance upon their report given upon the authority of the firm as experts in accounting and auditing.

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